Exhibit 10.1

January 19, 2012

Mr. Eric Brown

[Address]

Dear Eric:

Thank you for your interest in joining Polycom. Given the requirements we have in building the company, and your background and skills, we believe you are the ideal individual to join our team. We are pleased to extend the following offer:

1.	Title and Position: Executive Vice President, Chief Financial Officer and Chief Operating Officer, reporting to Andrew Miller, President and Chief Executive Officer. This is an exempt professional position currently located in Pleasanton, CA and scheduled to move to San Jose, CA in 2012.

2.	Salary: $25,000.00 paid semi-monthly (equivalent to $600,000 per year) less payroll deductions and all required withholdings in accordance with the Company’s normal payroll procedures. If your hire date is within five (5) business days of the end of a pay cycle, you will receive your first paycheck at the end of the following pay cycle.

3.	Signing Bonus: You will receive a signing bonus amount of $500,000 less payroll deductions and all required withholdings in accordance with the Company’s normal payroll procedures, in four (4) equal installments of $125,000 each. The first installment will be payable on the first pay period of April, 2012, the second installment will be payable on the first pay period of July, 2012, the third installment will be payable on the first pay period of October, 2012, and the final installment will be payable on the first pay period of January, 2013. To receive the signing bonus, you must be an employee of the Company at the time the installment is paid. This signing bonus payment is subject to repayment to Polycom if you voluntarily terminate your employment with the Company. The schedule for repayment is 100% of the total signing bonus if you voluntarily terminate your employment prior to two (2) years of employment and no repayment after two (2) years of employment. For this purpose, a voluntary termination excludes a termination due to death or disability or a resignation for Good Reason and “Good Reason” will have the same definition as in the Executive Severance Plan.

4.	Equity: You will be granted 215,000 Restricted Stock Units of Polycom common stock (“RSU”), which grant is subject to approval by the Compensation Committee of the Board of Directors and will be subject to the other terms and conditions as set forth in your grant agreement, a copy of which will be provided to you if and when approved by the Compensation Committee. Fifty percent (50%) of these RSU shares (107,500 shares) will vest over a two (2) year period, and the remaining fifty percent (50%) of these RSU shares (107,500 shares) will vest over a three (3) year period; provided however, 65,625 shares of the first year vesting will take place upon the six (6) month anniversary of the grant date. In addition, you will be granted 100,000 Performance Share Units of Polycom common stock (“PSU”) measuring Total Shareholder Return, which grant is subject to approval by the Compensation Committee of the Board of Directors and will be subject to the other terms and conditions as set forth in your grant agreement, a copy of which will be provided to you if and when approved by the Compensation Committee. Fifty percent (50%) of these PSU shares (50,000 shares) will have two performance periods over a two (2) year period and the remaining fifty percent (50%) of these PSU shares (50,000 shares) will have three performance periods over a three (3) year period.

5.	Bonus Plan: You will participate in the 2012 Management Bonus Plan, a copy of which is attached as Exhibit A, which is targeted at 100% of your base salary during the fiscal year. Details of the plan to follow. Depending on when you start with Polycom, with respect to the 2012 bonus, you will be eligible for a pro-rata portion of your target 2012 bonus based on your Polycom earnings in 2012, and subject to company performance per the matrix attached as Exhibit A.

6.	Change of Control: You will be provided with the Company’s approved form of Change of Control Severance Agreement for certain executive officers, a copy of which is attached as Exhibit B.

7.	Executive Severance Plan: Upon your appointment as a Section 16 Officer by the Board of Directors, you will become a Covered Employee under the Company’s Executive Severance Plan (the “Plan”), a copy of which is attached as Exhibit C. Capitalized terms have the meanings ascribed to them in the Plan.

8.	Benefits: Polycom provides a competitive benefits package to all full-time, regular employees. You will be eligible to participate in all compensation, retirement and welfare benefit programs that are currently available to Polycom executive employees and any additional programs that may become available to executive employees in the future. A summary of the benefit programs currently available to Company employees is enclosed.

You hereby represent to Polycom that you are under no obligation or agreement that would prevent you from becoming an employee of Polycom or that would adversely impact your ability to perform the expected services, including without limitation any non-solicitation and non-competition agreement.

Adherence to Company rules and regulations is also a condition of employment. Polycom is an equal opportunity/affirmative action employer.

This offer is contingent upon the following: (1) your execution of Polycom’s Proprietary Information and Invention Agreement, which, among other things, requires that you will not, during your employment with Polycom, improperly use or disclose any proprietary information or trade secrets of any former employer and will not bring onto Polycom premises any confidential or proprietary information of any former employer unless that employer has consented to such action in writing; (2) your execution of Polycom’s Proprietary Information Obligations Checklist concerning your obligation to protect and not bring to Polycom the proprietary information of any other company between the date of this offer letter and the date you begin employment with Polycom; (3) your ability to provide the Company with the legally required proof of your identity and authorization to work in the United States; (4) the satisfactory results of the background investigation and reference checks; and (5) understanding of, and commitment to, the standards and policies contained in Polycom’s Code of Business Ethics and Conduct.

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. Our employment relationship will be considered “at will,” which means that either you or the Company may terminate your employment at any time and for any reason or for no reason.

We look forward to your acceptance of our offer, which will remain open until January 27, 2012.

Eric, we are very interested in having you join Polycom. We believe that your background and knowledge will make you an important addition to our team and look forward to the opportunity to work with you.

Sincerely,

/s/ Ashley Goldsmith

Ashley Goldsmith

EVP, Human Resources

Enclosures:	Benefits Summary
Offer Letter (2)
Required New Hire Forms

Accepted by:	/s/ Eric Brown
Date:	2/3/2012
Start Date:	February 21, 2012

ERIC BROWN

OFFER LETTER

EXHIBIT A

BONUS PLAN

[See Form of Management Bonus Plan filed as Exhibit 10.21 to Polycom’s

Annual Report on Form 10-K filed on February 29, 2008]

ERIC BROWN

OFFER LETTER

EXHIBIT B

CHANGE OF CONTROL AGREEMENT

[See Form of Amended Change of Control Severance Agreement filed as Exhibit 10.3 to Polycom’s

Current Report on Form 8-K filed on December 22, 2008]

ERIC BROWN

OFFER LETTER

EXHIBIT C

EXECUTIVE SEVERANCE

[See Form of Executive Severance Plan filed as Exhibit 10.5 to Polycom’s

Quarterly Report on Form 10-Q filed on July 30, 2010]